September 28, 1998

Dear Subscriber:

     Gouverneur Savings and Loan Association and Gouverneur Bancorp, Inc. are pleased to announce that we have increased the maximum purchase limitation in our Subscription and Community Offerings from $150,000 to $300,000. The Offerings have also been extended. Accordingly, you may increase your subscription up to $300,000 in total, including your existing subscription and your new subscription. To increase your subscription, you must complete the enclosed stock order form and return it to the Stock Center, together with payment in full for the additional order. THE NEW SUBSCRIPTION FORM SHOULD REFLECT ONLY THE INCREASE IN YOUR ORDER, NOT INCLUDING ANY ORDER PREVIOUSLY SUBMITTED.

     The order form and payment must be received no later than Tuesday, October 6, 1998, at 12:00 noon, New York Time. The Stock Center is located at Gouverneur Savings and Loan Association, 42 Church Street, Gouverneur, New York 13642,
(315) 287-4293. Additional information is included in the enclosed Prospectus Supplement, which should be read with the Prospectus dated August 12, 1998 which you have already received.

     If you do not wish to purchase additional shares, then you do not need to respond to this notification.

     We are diligently working towards the completion of our offering and appreciate your support.

Sincerely,

Richard F. Bennett
President & CEO

PROSPECT INVITATION




                           The Directors and Officers

                                       of

                     Gouverneur Savings and Loan Association

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

             Gouverneur Bancorp, Inc., our proposed holding company.



                               Please join us at:

                                     Place
                                     Address
                                     Date
                                     at ____ p.m.



                         Hors d'oeuvres will be served.


      Space is Limited so Please call (315) ________ if You Plan to Attend.